UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2016 (July 23, 2016)

RECON TECHNOLOGY, LTD

(Exact name of registrant as specified in charter)

Cayman Islands	001-34409	N/A
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Room 1902, Building C, King Long International Mansion

No. 9 Fulin Road

Beijing, 100107

People’s Republic of China

 (Address of Principal Executive Offices) (Zip code)

(86) 10-84945799

 (Registrant’s Telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On July 23, 2016, the board of directors (the “Board of Directors”) of Recon Technology Ltd. (the “Company”) resolved not to proceed with the Company’s plan to acquire Qinghai Huayou Downhole Technology Co., Ltd., a PR China limited liability company (“QHHY”), and, as a result, terminated the share purchase agreement and related control agreements (together, the “Agreements”) between the Company, its wholly owned subsidiary Recon Hengda Technology (Beijing) Co., Ltd., QHHY and QHHY’s shareholders.

As previously reported on our Form 8-K filed with the Securities and Exchange Commission on December 7, 2015, pursuant to the Agreements, Recon BJ was to acquire QHHY, a China-based oil field service provider, in exchange for $3.60 million worth of the Company’s ordinary shares and up to $4.8 million in cash, subject to QHHY achieving certain operating goals. The Board of Directors determined that it would terminate the Agreements following the completion of an audit of QHHY for the 2014 and 2015 fiscal years and a review of the first two quarters of the 2016 fiscal year, after which time the Company determined that QHHY had not met its financial projections for fiscal 2015 and was not expected to achieve its projections for fiscal 2016. The parties attempted to renegotiate the terms of the acquisition, but were unable to reach an agreement based on the decreased valuation of QHHY. The Company faces no early termination penalties as a result of terminating the Agreements.

QHHY was founded by the Company’s Chief Technology Officer and director, Chen Guangqiang. Mr. Chen sold his ownership interest in QHHY on December 15, 2014. The current shareholders of QHHY are not affiliated with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECON TECHNOLOGY, LTD.

Date: July 28, 2016	By:	/s/ Liu Jia
Name: Liu Jia
Title: Chief Financial Officer